Exhibit 99.1

Elevation Oncology Reports Fourth Quarter and Full Year 2024 Financial Results and Highlights Recent Business Achievements

-- Dosing ongoing in Phase 1 clinical trial cohorts evaluating Claudin 18.2 ADC EO-3021 in combination with ramucirumab or dostarlimab in patients with advanced gastric/gastroesophageal junction (GEJ) cancer --

-- Expect to report initial data from combination cohorts in 4Q 2025 or 1Q 2026 --

-- On-track to report additional monotherapy data from dose escalation and expansion cohort of ongoing Phase 1 clinical trial in 2Q 2025 --

-- Preclinical data for HER3 ADC EO-1022 to be presented at American Association for Cancer Research (AACR) Annual Meeting 2025; plan to file an Investigational New Drug (IND) application in 2026 --

Boston, Mass. March 6, 2025 – Elevation Oncology, Inc. (Nasdaq: ELEV), an innovative oncology company focused on the discovery and development of selective cancer therapies to treat patients across a range of solid tumors with significant unmet medical needs, today announced financial results for the quarter and full-year ended December 31, 2024, and highlighted recent business achievements.

“We continue to advance our Claudin 18.2 ADC program, EO-3021, for the treatment of advanced gastric/GEJ cancer in the earlier lines settings,” said Joseph Ferra, President and Chief Executive Officer of Elevation Oncology. “Based on the competitive anti-tumor activity and differentiated safety profile observed to date, we believe EO-3021 has the potential to benefit a broad patient population. Currently, we are evaluating EO-3021 in combinations with approved therapies in the first- and second-line settings, where we have a first-mover advantage and the opportunity to address significant markets, while also progressing our monotherapy cohort toward an additional data readout in the second quarter of 2025.”

Mr. Ferra continued, “In the first quarter, we introduced prospective Claudin 18.2 testing to the monotherapy dose expansion cohort of our ongoing Phase 1 trial. This will further enhance our understanding of the patients most likely to benefit from treatment with our ADC and ultimately inform the design of future registrational studies. In addition, we continue to develop our HER3 ADC EO-1022 for the treatment of a wide range of HER3-expressing solid tumors and look forward to sharing preclinical data at the AACR Annual Meeting next month. We believe both EO-3021 and EO-1022 have the potential to elevate cancer care and are eager to share updates on both programs as we move through 2025.”

Recent Business Achievements

Claudin 18.2 ADC EO-3021:

●	In January 2025, Elevation Oncology implemented prospective Claudin 18.2 expression testing as part of the patient screening process in its ongoing Phase 1 clinical trial of monotherapy EO-3021. The dose expansion portion of the trial is now enrolling patients with ≥ 25% of tumor cells at IHC 1+/2+/3+, representing a moderately broader population compared to the exploratory efficacy analysis, which will continue to include patients with ≥ 20% of tumor cells at IHC 2+/3+.

●	In January 2025, Elevation Oncology initiated dosing in the combination cohorts of its Phase 1 clinical trial of EO-3021. The combination cohorts are evaluating EO-3021 in combination with dostarlimab, a PD-1 inhibitor, in the first-line setting and with ramucirumab, a VEGFR2 inhibitor, in the second-line setting for the treatment of advanced gastric/GEJ cancer.

●	In December 2024, Elevation Oncology presented preclinical proof-of-concept data supporting the combination potential of EO-3021 with VEGFR2 or PD-1 inhibitors at the ESMO Immuno-Oncology Annual Congress 2024 (ESMO-IO). The in vivo data showed:

o	Treatment with EO-3021 and DC101, a surrogate of VEGFR2 inhibitor ramucirumab, exhibited statistically superior tumor growth inhibition (TGI) compared to treatment with either EO-3021 or DC101 alone (TGI: 88.2% for EO-3021 in combination with DC101, compared to 20.1% for EO-3021 and 59.2% for DC101 alone).
o	Treatment with EO-3021 and a PD-1 inhibitor exhibited statistically superior TGI compared to treatment with either EO-3021 or a PD-1 inhibitor alone (TGI: 79.9% for EO-3021 in combination with a PD-1 inhibitor, compared to 33.8% for EO-3021 and 25.0% for a PD-1 inhibitor alone). 92% (11/12) of mice treated with the combination of EO-3021 and a PD-1 inhibitor achieved a complete response (CR), compared to 50% (6/12) mice treated with EO-3021 monotherapy and 17% (2/12) mice treated with a PD-1 inhibitor alone.

HER3 ADC EO-1022:

●	In December 2024, Elevation Oncology nominated EO-1022 as its HER3 ADC development candidate for the treatment of HER3-expressing solid tumors including breast cancer and non-small cell lung cancer. EO-1022 is designed to be a differentiated HER3 ADC, leveraging seribantumab’s desirable internalization properties, the latest site-specific ADC technology and the MMAE payload.

Expected Upcoming Milestones

EO-3021:

●	Report additional safety and efficacy data from the ongoing Phase 1 clinical trial of monotherapy EO-3021, including from the dose escalation and expansion cohorts, in the second quarter of 2025.
●	Report initial data from the combination cohorts of the Phase 1 clinical trial of EO-3021 in the fourth quarter of 2025 or the first quarter of 2026.

EO-1022:

●	Present preclinical data for EO-1022 at AACR Annual Meeting in the second quarter of 2025.
●	File an IND application for EO-1022 in 2026.

Fourth Quarter and Full Year 2024 Financial Results

As of December 31, 2024, Elevation Oncology had cash, cash equivalents and marketable securities totaling $93.2 million, compared to $83.1 million as of December 31, 2023. The increase in cash reflects net proceeds of $44.2 million, which Elevation Oncology raised through its at-the-market (ATM) facility in the first half of 2024, partially offset by cash used to fund operating activities.

Research and development (R&D) expenses for the fourth quarter of 2024 were $6.6 million, compared to $4.7 million for the fourth quarter of 2023. The increase in R&D expenses in the fourth quarter of 2024 was primarily due to increased clinical trial expenses for the lead program EO-3021. For the year ended December 31, 2024, R&D expenses were $28.6 million, compared to $25.4 million for the year ended December 31, 2023. The increase was primarily driven by continuous investment in the lead and pipeline programs.

General and administrative (G&A) expenses for the fourth quarter of 2024 were $4.0 million, compared to $3.3 million for the fourth quarter of 2023. The increase in G&A expenses in the fourth quarter of 2024 was primarily due to increased personnel costs, including stock compensation expenses. For the year ended December 31, 2024, G&A expenses were $16.1 million, compared to $14.9 million for the year ended December 31, 2023. The increase was primarily due to increased professional fees and personnel expenses, partially offset by a decrease in premiums paid on directors’ and officers’ insurance.

Net loss for the fourth quarter of 2024 was $10.4 million, compared to $7.9 million for the fourth quarter of 2023.

Financial Outlook

Elevation Oncology expects that its cash, cash equivalents and marketable securities as of December 31, 2024, will be sufficient to fund its current operations into 2026.

About Elevation Oncology, Inc.

Elevation Oncology is an innovative oncology company focused on the discovery and development of selective cancer therapies to treat patients across a range of solid tumors with significant unmet medical needs. We are leveraging our ADC expertise to advance a novel pipeline, initially targeting two clinically validated targets in oncology, Claudin 18.2 and HER3. Our lead candidate, EO-3021, is a potential best-in-class Claudin 18.2 ADC and is currently being evaluated in a Phase 1 trial (NCT05980416) as a monotherapy, and in combinations with dostarlimab or ramucirumab, in patients with advanced, unresectable or metastatic gastric/gastroesophageal adenocarcinoma. We are also advancing EO-1022, a HER3 ADC for the treatment of patients living with solid tumors that express HER3, through preclinical development. For more information, visit www.ElevationOncology.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, anticipated clinical and preclinical development activities, expected timing of announcements of clinical and preclinical results, potential benefits of product candidates, potential market opportunities for product candidates, the ability of product candidates to treat their targeted indications and Elevation Oncology’s expectations about its cash runway. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “will,” “would,” and other words and terms of similar meaning. Although Elevation Oncology believes that the expectations reflected in such forward-looking statements are reasonable, Elevation Oncology cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause Elevation Oncology’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to Elevation Oncology’s ability to advance its product candidates, the timing and results of preclinical studies and clinical trials, approvals and commercialization of product candidates, the receipt and timing of potential regulatory designations, Elevation Oncology’s ability to fund development activities and achieve development goals, Elevation Oncology’s ability to protect intellectual property, Elevation Oncology’s ability to establish and maintain collaborations with third parties, and other risks and uncertainties described under the heading “Risk Factors” in documents Elevation Oncology files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and Elevation Oncology undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Elevation Oncology Investor and Media Contact

Gracie Tong

Senior Director, Investor Relations and Corporate Communications

gtong@elevationoncology.com

Selected Financial Information

(In thousands, except share and per share data)

(unaudited)

	Year ended December 31,		Three months ended December 31,
	2024	2023	2024	2023
Statement of Operations items:
Operating expenses:
Research and development	$28,597	$25,434	$6,647	$4,691
General and administrative	16,106	14,904	3,995	3,255
Restructuring charges	—	5,107	—	—
Total operating expenses	44,703	45,445	10,642	7,946
Loss from operations	(44,703)	(45,445)	(10,642)	(7,946)
Other income (expense):
Interest income (expense), net	1,203	(229)	215	56
Loss on extinguishment of debt	(942)	—	—	—
Total other income (expense), net	261	(229)	215	56
Loss before income taxes	(44,442)	(45,674)	(10,427)	(7,890)
Income tax expense	43	30	9	9
Net loss	$(44,485)	$(45,704)	$(10,436)	$(7,899)
Net loss per share, basic and diluted	$(0.78)	$(1.25)	$(0.18)	$(0.17)
Weighted average common shares outstanding, basic and diluted	57,275,454	36,522,716	59,122,429	46,856,011

Selected Financial Information

(In thousands, except share and per share data)

(unaudited)

	December 31,
Selected Balance Sheet items:	2024	2023
Cash, cash equivalents and marketable securities	$93,184	$83,107
Working capital[1]	90,259	83,819
Total assets	95,626	89,091
Long-term debt, net of discount	31,134	30,137
Total stockholders' equity	60,025	54,809

1.	We define working capital as current assets less current liabilities.